Exhibit (e)(6)
CHANGE-IN-CONTROL EXECUTIVE SEVERANCE AGREEMENT
This Change-in-Control Executive Severance Agreement (this “Agreement”), dated and effective July 26, 2005, is between Ace Cash Express, Inc., a Texas corporation (the “Company”), and Joe B. Edwards (the “Executive”).
Statement of Purpose
The Company desires, for its continued success, to have the benefit of services of experienced management personnel like the Executive. The Board of Directors of the Company therefore believes that it is in the best interest of the Company that, in the event of any prospective change in control of the Company, the Executive be reasonably secure in his employment and position with the Company, so that the Executive can exercise independent judgment as to the best interest of the Company and its shareholders, without distraction by any personal uncertainties or risks regarding the Executive’s continued employment with the Company created by the possibility of a change in control of the Company. Therefore, the Company and the Executive are entering into this Agreement to assure severance benefits to the Executive in connection with certain terminations of employment upon or after a change in control of the Company.
Agreement
In consideration of the statements made in the Statement of Purpose and the mutual agreements set forth below, the Company and the Executive agree as follows:
1.	Definitions and Interpretation. Various terms used in this Agreement are defined in Exhibit A; each of the defined terms used in this Agreement begins with a capital letter. Various interpretative matters for this Agreement are also set forth in Exhibit A. Exhibit A is an integral part of this Agreement and is incorporated in this Agreement by reference.

2.	Term of Agreement. This Agreement will continue in effect until the earliest of the following:
(a)	Any termination of the Executive’s employment with the Company before a Change in Control. (If the Executive is employed by any Subsidiary, whether or not he is also employed by the Company, any reference in this Agreement to the Executive’s employment by the Company shall be deemed to include his employment by a Subsidiary.)

(b)	11:59 p.m. on June 30 following at least six months’ Notice of termination of this Agreement by either Party, if that June 30 occurs before a Change in Control.

(c)	The Company’s performance of all of its obligations, and the Executive’s receipt of all of the payments and benefits to which he is entitled, under this Agreement after a Severance Payment Event.
3.	Severance Benefits. Upon a Severance Payment Event, in addition to any other severance or employment-termination compensation or benefits to which the Executive may be entitled from the Company or any Subsidiary under the terms of any Plan of which the Executive was a participant or a beneficiary immediately before the Severance Payment Event, the Company shall:
(a)	Pay the Executive in cash, within five Business Days after the Severance Payment Event, all of his Base Salary and all other earned but unpaid cash compensation or entitlements due to the Executive through (and including) the date of the Severance Payment Event, including unused earned and accrued vacation pay and unreimbursed reimbursable business expenses.

(b)	Make the Severance Payment in cash within five Business Days after the Severance Payment Event.

(c)	Provide or arrange to provide the Executive (whether or not under any Welfare Benefit Plan then maintained), at the Company’s sole expense and for the Benefit Continuation Period, Welfare Benefits that are substantially the same as the Welfare Benefits provided to the Executive (and the Executive’s dependents and beneficiaries) immediately before the Severance Payment Event, except that the Welfare Benefits to which the Executive is entitled under this subsection (c) will be subject to the Executive’s compliance with Section 4 and will be reduced to the extent that comparable welfare benefits are received by the Executive from an employer other than the Company or any Subsidiary during the Benefit Continuation Period. (The fact that the cost of the participation by the Executive, or the Executive’s dependents or beneficiaries, in any Welfare Benefit Plan was paid indirectly by the Company, as a reimbursement or a credit to the Executive, before the Severance Payment Event does not mean that the corresponding Welfare Benefits were not “provided to the Executive” by the Company for the purpose of this subsection (c).)
In addition, each Stock Award outstanding immediately before the Severance Payment Event and not yet exercised or forfeited (as the case may be) will accelerate and become fully vested, exercisable, or nonforfeitable upon the Severance Payment Event, as though all requisite time had passed to vest the Stock Award or cause it to become exercisable or nonforfeitable.

4.	Nondisclosure and Noncompetition. As an inducement to the Company to enter into this Agreement, the Executive represents to and covenants with or in favor of the Company as follows:
(a)	The Executive has acquired and will acquire during his employment with the Company knowledge or awareness of various Trade Secrets. All of the Trade Secrets are valuable, special, and unique assets of the Company, and the disclosure of any of them, or their use in any manner, other than on behalf of the Company would cause substantial injury, loss of profits, and loss of goodwill to the Company.

(b)	During his employment with the Company and at all times thereafter, the Executive shall not, directly or indirectly, disclose or disseminate any Trade Secret to any other Person or lecture upon, publish articles concerning, or otherwise use or employ any Trade Secret, except (in any case) to the extent required in the course of his employment with the Company or by applicable law, rule, or regulation (including legal process). In addition, all Trade Secrets and materials containing Trade Secrets prepared or compiled by the Executive or furnished or made available to him during his employment with the Company are the sole and exclusive property of the Company, and none of those Trade Secrets or materials containing Trade Secrets may be retained by the Executive upon or following any termination of his employment with the Company.

(c)	If the Executive’s employment with the Company terminates (other than because of the Executive’s death or Disability) upon or before the termination of this Agreement, the Executive shall not, at any time during the first year after that termination of employment anywhere in the Restricted Territory, directly or indirectly engage in any activity which, or any activity for any enterprise or entity a material part of the business of which, is competitive with the business conducted, or proposed during his employment with the Company to be conducted, by the Company. The activity prohibited by the preceding sentence includes any kind of ownership (other than ownership of securities of a publicly held entity of which the Executive owns less than 1% of a class of outstanding securities) in or of, or acting as a director, officer, agent, employee, or consultant of or for, any enterprise or entity referred to in the preceding sentence.

(d)	The Executive acknowledges and agrees that the restrictions in this Section 4 are reasonable and not unduly burdensome to him under the circumstances. The Executive’s compliance with this Section 4 is a condition to the Company’s obligation to continue to provide Welfare Benefits to the Executive under subsection (c) of Section 3; the Company may refuse to continue providing those Welfare Benefits if there is any such noncompliance. The Company shall have the burden of proof regarding any question of the Executive’s compliance or noncompliance with this Section 4.

5.	Executive’s Legal Expenses. The Company shall pay the Executive an amount equal to the reasonable legal fees and other expenses incurred in good faith by him in obtaining or retaining payments and benefits under this Agreement, including all such fees and expenses (if any) in enforcing, in good faith, any right or benefit provided by this Agreement or in connection with the contest or defense of any tax audit or proceeding by the Internal Revenue Service to the extent that Section 4999 of the Code is alleged or claimed to apply to any payment or benefit provided under this Agreement. The Company will be obligated under the preceding sentence even if the Executive is not successful in any enforcement claim or counterclaim by him, or in any such tax contest or defense, so long as he acted in good faith. The Company shall make any payment required by this Section 5 within five Business Days after Notice from the Executive requesting payment and providing such evidence of the incurrence of those fees and expenses as the Company may reasonably request.

6.	No Mitigation. If a Severance Payment Event occurs, the Executive need not seek other employment or attempt in any way to reduce the amount of any payments or benefits to the Executive by the Company under this Agreement. The amount of the Severance Payment and, except as stated in subsection (c) of Section 3 and in subsection (d) of Section 4, any other severance benefit provided or to be provided to the Executive by the Company under Section 3 shall not be reduced by any compensation earned by the Executive as the result of any other employment, consulting relationship, or other business activity.

7.	No Set-off. The Company’s obligations under this Agreement are absolute and unconditional, and not subject to any set-off, counterclaim, recoupment, defense, or other right that the Company or any Subsidiary may have against the Executive, except as stated in subsection (c) of Section 3 and in subsection (d) of Section 4.

8.	Tax Withholding. The Company shall withhold from any payments or benefits under this Agreement (whether or not otherwise acknowledged under this Agreement) all federal, state, local, or other taxes as may be legally required to be withheld.

9.	Employment Status. Nothing in this Agreement provides the Executive with any continued employment with the Company or any Subsidiary or shall interfere with the Company’s right to terminate the Executive’s employment at any time and for any (or no) reason.

10.	No Exclusivity. Nothing in this Agreement prevents or limits the Executive’s participation in any Plan for which the Executive may qualify or shall impair any rights that the Executive may have under any other contract or agreement with the Company or any Subsidiary.

11.	Governing Law; Jurisdiction. All matters or issues relating to the interpretation, construction, validity, and enforcement of this Agreement shall be governed by the laws of Texas, without giving effect to any choice-of-law principle that would cause the application of the laws of any jurisdiction other than Texas. Jurisdiction and venue of any action or proceeding relating to this Agreement or any Dispute (to the extent arbitration is not required under Section 12) shall be exclusively in Dallas County, Texas.

12.	Arbitration. Except as provided in subsection (h) of this Section 12, any Dispute must be resolved by binding arbitration in accordance with the following:
(a)	A Party may begin arbitration by filing a demand for arbitration in accordance with the Arbitration Rules and concurrently Notifying the other Party of that demand. If the Parties are unable to agree upon a panel of three arbitrators within ten days after the demand for arbitration was filed (and do not agree to an extension of that ten-day period), either Party may request the Dallas office of the American Arbitration Association to appoint the arbitrator or arbitrators necessary to complete the panel in accordance with the Arbitration Rules. Each arbitrator so appointed shall be deemed accepted by the Parties as part of the panel.

(b)	The arbitration shall be conducted in the Dallas-Fort Worth, Texas metropolitan area at a place and time agreed upon by the Parties with the panel, or if the Parties cannot agree, as designated by the panel. The panel may, however, call and conduct hearings and meetings at such other places as the Parties may agree or as the panel may, on the motion of one Party, determine to be necessary to obtain significant testimony or evidence.

(c)	The panel may authorize any and all forms of discovery upon a Party’s showing of need that the requested discovery is likely to lead to material evidence needed to resolve the Dispute and is not excessive in scope, timing, or cost.

(d)	The arbitration shall be subject to the Federal Arbitration Act and conducted in accordance with the Arbitration Rules to the extent that they do not conflict with this Section 12. The Parties and the panel may, however, agree to vary to provisions of this Section 12 or the matters otherwise governed by the Arbitration Rules.

(e)	The arbitration hearing shall be held within 30 days after the appointment of the panel. The panel’s final decision or award shall be made within 30 days after the hearing. That final decision or award shall be made by unanimous or majority vote or consent of the arbitrators constituting the panel, and shall be deemed issued at the place of arbitration. The panel’s final decision or award shall be based on this Agreement and applicable law; the panel may not act according to equity and conscience or apply the law merchant.

(f)	The panel’s final decision or award may include injunctive relief in response to any actual or impending breach of this Agreement or any other actual or impending action or omission of a Party under or in connection with this Agreement.

(g)	The panel’s final decision or award shall be final and binding upon the Parties, and judgment upon that decision or award may be entered in any court having jurisdiction. The Parties waive any right to apply or appeal to any court for relief from the preceding sentence or from any decision of the panel made before the final decision or award.

(h)	Nothing in this Section 12 limits the right of either Party to apply to a court having jurisdiction to (i) enforce the agreement to arbitrate in accordance with this Section 12, (ii) seek provisional or temporary injunctive relief, in response to an actual or impending breach of the Agreement or otherwise so as to avoid a irrevocable damage or maintain the status quo, until a final arbitration decision or award is rendered or the Dispute is otherwise resolved, or (iii) challenge or vacate any final arbitration decision or award that does not comply with this Section 12. In addition, nothing in this Section 12 prohibits the Parties from resolving any Dispute (in whole or in part) by agreement.
13.	Company’s Successor. In addition to any obligations imposed by law upon any successor to the Company, the Company shall require any successor to all or substantially all of the Company’s business or assets (whether direct or indirect and whether by purchase, reorganization, merger, share exchange, consolidation, or otherwise) to expressly assume and agree to perform the Company’s obligations under this Agreement to the same extent, and in the same manner, as the Company would be required to perform if no such succession had occurred. This Agreement shall be binding upon, and inure to the benefit of, any successor to the Company.

14.	Executive’s Successor. This Agreement shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, administrators, successors, executors, heirs, distributees, devisees, and legatees. If the Executive should die after a Severance Payment Event, but before any payment or benefit to which the Executive is entitled under this Agreement has been received by the Executive, all payments or benefits to which the Executive would have been entitled had he continued to live (other than any such Welfare Benefits that, by their terms, terminate upon the Executive’s death) shall be made or provided in accordance with this Agreement to the representatives, executors, or administrators of the Executive’s estate.

15.	Restricted Assignment. Except as expressly provided in Sections 13 and 14, neither Party may assign, transfer, or delegate this Agreement or any of its or his rights or obligations under this Agreement without the prior written consent of the other Party. Any attempted assignment, transfer, or delegation in violation of the preceding sentence shall be void and of no effect.

16.	Waiver and Amendment. No term or condition of this Agreement shall be deemed waived other than by a writing signed by the Party against whom or which enforcement of the waiver is sought. Without limiting the generality of the preceding sentence, a Party’s failure to insist upon the other Party’s strict compliance with any provision of this Agreement or to assert any right that a Party may have under this Agreement shall not be deemed a waiver of that provision or that right. Any written waiver shall operate only as to the specific term or condition waived under the specific circumstances and shall not constitute a waiver of that term or condition for the future or a waiver of any other term or condition. No amendment or modification of this Agreement shall be deemed effective unless stated in a writing signed by the Parties.

17.	Entire Agreement. This Agreement, including the Statement of Purpose, contains the Parties’ entire agreement regarding the subject matter of this Agreement and supersedes all prior agreements and understandings between them regarding that subject matter. The Parties have made no agreements, representations, or warranties regarding the subject matter of this Agreement that are not set forth in this Agreement.

18.	Notice. Each notice or other communication required or permitted under this Agreement shall be in writing and transmitted, delivered, or sent by personal delivery, prepaid courier or messenger service (whether overnight or same-day), prepaid telecopy or facsimile, or prepaid certified United States mail (with return receipt requested), addressed (in any case) to the other Party at the address or number for that Party set forth below that Party’s signature on this Agreement, or at such other address or number as the recipient has designated by Notice to the other Party. Each notice or communication so transmitted, delivered, or sent:
(a)	in person, by courier or messenger service, or by certified United States mail shall be deemed given, received, and effective on the date delivered to or refused by the intended recipient (with the return receipt, or the equivalent record of the courier or messenger, being deemed conclusive evidence of delivery or refusal), or

(b)	by telecopy or facsimile shall be deemed given, received, and effective on the date of actual receipt (with the confirmation of transmission being deemed conclusive evidence of receipt, except where the intended recipient has promptly Notified the other Party that the transmission is illegible).
Nevertheless, if the date of delivery or transmission is not a Business Day, or if the delivery or transmission is after 5:00 p.m. on a Business Day, the notice or other communication shall be deemed given, received, and effective on the next Business Day.

19.	Severability. If any provision of this Agreement is or becomes invalid or unenforceable, that provision (to the extent invalid or unenforceable) shall be deemed amended or reformed to the extent required to render it valid and enforceable, and the remainder of this Agreement shall be unaffected and shall continue in effect.

20.	Counterparts. This Agreement may be signed in counterparts, with the same effect as if both Parties had signed the same document. All counterparts shall be construed together to constitute one, and the same, document.

The Parties have signed this Agreement to be effective as of the date set forth in the first paragraph.

Company:	Executive:

ACE CASH EXPRESS, INC.

/s/ Jay B. Shipowitz	/s/ Joe B. Edwards
Jay B. Shipowitz, CEO and President	Joe B. Edwards

Address for Notice:	Address for Notice:
1231 Greenway Drive	7209 Pebble Hill
Suite 600	Colleyville, Texas 76034
Irving, Texas 75038	Telecopy no. (___) ___-___
Telecopy no. (972) 550-5150
Attention: Chief Executive Officer

Exhibit A
to
Change-in-Control Executive Severance Agreement
Defined Terms. In the Agreement, the following terms have the corresponding meanings:
“Acquiring Person” means any Person (other than an Excluded Person) who or which, alone or together with all Affiliates and Associates of that Person, is the Beneficial Owner of 25% or more of the Voting Securities of the Company then outstanding.
“Affiliate” and “Associate” have the respective meanings ascribed to them in Rule 12b-2 under the Exchange Act.
“Agreement” means the Change-in-Control Executive Severance Agreement between the Parties of which this Exhibit A is a part.
“Arbitration Rules” means the Rules for Commercial Arbitration of the American Arbitration Association in effect at the time of an arbitration of a Dispute.
“Base Salary” means the Executive’s annual salary, or base or fixed annual compensation, of record from the Company or a Subsidiary that is his primary employer, excluding any amount received or to be received under incentive compensation Plans, whether or not deferred.
“Beneficial Owner” means beneficial owner as defined in Rule 13d-3 under the Exchange Act. (“Beneficially Owns” has the correlative meaning.) Any calculation of the number of Voting Securities outstanding at any particular time, including for purposes of determining the particular percentage of such outstanding Voting Securities of which any Person is the Beneficial Owner, shall be made in accordance with the last sentence of Rule 13d-3(d)(1)(i) under the Exchange Act.
“Benefit Continuation Period” means 20 consecutive months after a Severance Payment Event.
“Board” means the Board of Directors of the Company.
“Business Day” means any Monday through Friday, excluding any such day on which banks are authorized to be closed in Texas.
“Cause” means:
(i)	the Executive’s willful failure to substantially perform his employment duties to the Company, as such duties may exist from time to time, or comply with the written policies of the Company (other than any such failure resulting from Disability or the Executive’s termination for Good Reason) which continues for a reasonable time after a Notice to the Executive from the Board that (A) identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties or complied with written policies and (B) demands substantial performance or compliance within a specified reasonable time; or

(ii)	the Executive’s willful engaging in conduct (including any illegal conduct) that is demonstrably and materially injurious to the Company or any Subsidiary, monetarily or otherwise.
For purposes of this definition, no act, or failure to act, by the Executive shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s act, or failure to act, was in the best interest of the Company and its Subsidiaries. For the purpose of clause (i) of this definition, a “reasonable time” shall be a time period determined by the Board, acting in good faith, to be sufficient under normal circumstances to correct the deficient performance or compliance described in the Notice to the Executive.
“Change in Control” means the occurrence of any one or more of the following:
(i)	Any Person becomes an Acquiring Person, except as the result of (A) any acquisition of Voting Securities of the Company by the Company or (B) any acquisition of Voting Securities of the Company directly from the Company (as authorized by the Board).

(ii)	Individuals who constitute the Incumbent Board cease for any reason to constitute at least a majority of the Board; and for this purpose, any individual who becomes a member of the Board after the date of this Agreement whose election, or nomination for election by holders of the Company’s Voting Securities, was approved by the vote of at least a majority of the individuals then constituting the Incumbent Board shall be considered a member of the Incumbent Board (except that any such individual whose initial election as director occurs as the result of an actual or threatened election contest, within the meaning of Rule 14a-11 under the Exchange Act, or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered).

(iii)	The consummation of a reorganization, merger, share exchange, consolidation, or sale or disposition of all or substantially all of the assets of the Company unless, in any case, the Persons who or which Beneficially Own the Voting Securities of the Company immediately before that transaction Beneficially Own, directly or indirectly, immediately after the transaction, at least 75% of the Voting Securities of the Company or any other corporation or other entity resulting from or surviving the transaction (including a corporation or other entity which, as the result of the transaction, owns all or substantially all of Voting Securities of the Company or all or substantially all of the Company’s assets, either directly or indirectly through one or more subsidiaries) in substantially the same proportion as their respective ownership of the Voting Securities of the Company immediately before that transaction.

(iv)	The Company’s shareholders approve a complete liquidation or dissolution of the Company.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Company” means Ace Cash Express, Inc., a Texas corporation.
“Disability” means the Executive’s inability, because of any physical or mental illness or impairment, to substantially perform all of his employment duties to the Company, on a full-time basis, for a period of at least 90 consecutive days, as reasonably determined by the Board, based on advice from one or more competent medical doctors selected by the Company or any of its insurers and acceptable to the Executive or his legal representative.
“Dispute” means any dispute, disagreement, claim, or controversy arising in connection with or relating to the Agreement or the validity, interpretation, performance, breach, or termination of the Agreement.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
“Excluded Person” means:
(i)	the Executive or any group (within the meaning of Section 13(d)(3) of the Exchange Act) of which the Executive is a member;

(ii)	any Person that controls (as defined in Rule 12b-2 under the Exchange Act) the Company as of the date of the Agreement or any group of which any such Person is a member;

(iii)	any employee-benefit plan, or related trust, sponsored or maintained by the Company or any of its Subsidiaries, or any trustee or other fiduciary thereof; or

(iv)	any corporation or other entity owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of the Voting Securities of the Company.
“Executive” means Joe B. Edwards.
“Good Reason” means:
(i)	the assignment to the Executive of any duties inconsistent in any material respect with the Executive’s position (which, in this definition, includes status, office, title, and reporting requirements), duties, or responsibilities as an officer of the Company or any Subsidiary, or any other material diminution in the Executive’s position, authority, duties, or responsibilities from those in effect as of three months before a Change in Control, other than (in any case) an isolated and inadvertent action not taken in bad faith that is remedied by the Company promptly after Notice thereof to the Company by the Executive;

(ii)	the Company’s requiring the Executive to be based at any office or location farther than 50 miles from the Executive’s office or principal job location immediately before a Change in Control, except for required business travel to an extent substantially consistent with the Executive’s travel obligations immediately before the Change in Control;

(iii)	any failure to comply with and satisfy Section 13, if the Company’s successor has received at least ten days’ prior written notice from the Company or the Executive of the requirements of Section 13;

(iv)	a material reduction in the Executive’s Base Salary from the highest amount in effect at any time within three months before a Change in Control;

(v)	the failure by the Company or any Subsidiary to continue in effect any compensation Plan in which the Executive participates immediately before the Change in Control that is material to the Executive’s total compensation, unless an equitable arrangement (embodied in an ongoing substitute or alternative Plan or arrangement) has been made with respect to that Plan, or the failure by the Company or any Subsidiary to continue the Executive’s participation in any such compensation Plan (or in such substitute or alternative Plan or arrangement) on a basis not materially less favorable to the Executive, both in terms of the amount of benefits provided and the level of the Executive’s participation relative to other participants, than existed at any time within three months before the Change in Control; or

(vi)	the failure by the Company or any Subsidiary to continue to provide the Executive with benefits similar in all material respects to those enjoyed by the Executive under any Plan in which the Executive was participating at any time within three months before the Change in Control, the taking of action by the Company or any Subsidiary which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material fringe benefit enjoyed by the Executive at any time three months before the Change in Control, or the failure by the Company or any Subsidiary to provide the Executive with the number of paid vacation days to which the Executive is entitled on the basis of years of service with the Company and its Subsidiary in accordance with the Company’s or a Subsidiary’s normal vacation policy in effect at any time within three months before the Change in Control.
“Incumbent Board” means the members of the Board on the effective date of the Agreement (subject, however, to clause (ii) of the definition of “Change in Control”).
“Notice” means a written communication complying with Section 18. (“Notify” has the correlative meaning.)
“Parties” means, collectively, the Company and the Executive. (“Party” means either the Company or the Executive.)
“Person” means any individual, firm, corporation, partnership, limited liability company, trust, or other entity, including any successor (by merger or otherwise) of such entity.

“Plan” means any bonus, incentive compensation, savings, retirement, stock option, stock appreciation, stock ownership or purchase, pension, deferred compensation, or Welfare Benefits plan, policy, practice, program, or arrangement of (including any separate contract or agreement with) the Company or any Subsidiary for its employees.
“Restricted Territory” means, collectively, Dallas County, Texas; each county (or equivalent subdivision) of any state, district, or territory of the United States of America as to which the Executive had supervisory responsibility for the Company during his employment with the Company; and each county (or equivalent territory) adjacent to any of the preceding counties (or equivalent territories).
“Severance Payment” means an amount equal to one and two-thirds (1 2/3) times the sum of:
(i)	the Executive’s highest Base Salary in effect at any time within three months before the Change in Control;

(ii)	the highest amount of the annual automobile allowance payable to the Executive within three months before the Change in Control; and

(iii)	an amount equal to the average of the annual bonuses or incentive cash compensation paid or payable to the Executive by the Company and any Subsidiary for the three fiscal years of the Company preceding the fiscal year in which the Change in Control occurs, but in any event no less than the Executive’s targeted bonus or amount of incentive cash compensation for the fiscal year in which the Change in Control occurs (or if not yet determined for that fiscal year before the Change in Control occurs, the Executive’s targeted bonus or amount of incentive compensation for the preceding fiscal year).
For clause (iii) of this definition: (a) if the Executive has not been employed by the Company and a participant in a bonus or incentive cash compensation Plan during the three completed fiscal years of the Company before the Change in Control, the average of the annual bonuses or incentive cash compensation shall be calculated over the completed fiscal years of the Company during which the Executive was so employed and a participant in a bonus or incentive cash compensation Plan; (b) the calculation of the average of the annual bonuses or incentive cash compensation of the Executive shall include a fiscal year during which the Executive was employed by the Company and a participant in a bonus or incentive cash compensation Plan even if the Executive did not earn any bonus or incentive cash compensation for that fiscal year; (c) the bonus or incentive cash compensation paid or payable to the Executive for only part of a fiscal year of the Company shall be annualized (on the same basis as the one on which the bonus or compensation was prorated) for that fiscal year to calculate the average; and (d) the “targeted” bonus or incentive cash compensation for the fiscal year of the Company in which the Change in Control occurs shall be the amount identified as a “target” by the Board (or its compensation committee that administers the bonus or incentive cash compensation Plan) for the Executive, or if no amount is identified as a “target,” the “targeted” amount shall be the amount of the bonus or incentive cash compensation that the Executive could earn for that fiscal year if the business plan for the Company or the Executive, or both, is satisfied (but not exceeded).

“Severance Payment Event” means the occurrence of a Change in Control coincident with or followed, at any time before the end of the 24th month immediately following the month in which the Change in Control occurred, by the termination of the Executive’s employment with the Company for any reason other than (a) by the Executive without Good Reason, (b) by the Company because of Disability or for Cause, or (c) by the death of the Executive. Any transfer of the Executive’s employment from the Company to a Subsidiary, from a Subsidiary to the Company, or from one Subsidiary to another Subsidiary is not a termination of the Executive’s employment by the Company for purposes of the Agreement (though any such transfer might, depending on the circumstances, constitute or result in a termination of employment by the Executive for Good Reason).
“Stock Award” means a stock option, stock appreciation right, restricted stock grant, performance share plan, or any other agreement in which the Executive has, or will (by the passage of time only, not based on the Executive’s performance) have, (a) an interest in capital stock of the Company or a right to obtain capital stock or an interest in capital stock of the Company, or (b) an interest or right the economic value of which depends solely on the performance of the capital stock of the Company.
“Subsidiary” means a corporation or other entity, whether incorporated or unincorporated, of which at least a majority of the Voting Securities is owned, directly or indirectly, by the Company.
“Total Severance Benefits” means the Severance Payment and all other payments and benefits received or to be received by the Executive under the Agreement and all payments and benefits (if any) to which the Executive may be entitled under any Plan upon or as the result of a Change in Control or the termination of his employment with the Company, or both.
“Trade Secrets” means any and all information and materials (in any medium) that are proprietary to the Company or are treated as confidential by the Company as part of or relating to all or any portion of the Company’s business, including information and materials about the products and services offered, or the needs of customers served, by the Company; compilations of information, records and specifications, processes, programs, and systems of the Company; research of or for the Company; and methods of doing business of the Company.
“Voting Securities” means securities or other interests having by their terms ordinary voting power to elect members of the board of directors of a corporation or individuals serving similar functions for a noncorporate entity.
“Welfare Benefits” means medical, prescription, dental, disability, employee life, group life, accidental death, and travel accident insurance (whether funded by insurance policy or self-insured by the Company or any Subsidiary) provided or arranged by the Company or any Subsidiary to be provided to its employees.
“Welfare Benefit Plan” means any Plan that provides any Welfare Benefits.

Interpretive Matters. In the interpretation of the Agreement, except where the context otherwise requires:
(a)	“including” or “include” does not denote or imply any limitation;

(b)	“or” has the inclusive meaning “and/or”;

(c)	the singular includes the plural, and visa a versa, and each gender includes each of the others;

(d)	captions or headings are only for reference and are not to be considered in interpreting the Agreement;

(e)	“Section” refers to a Section of the Agreement, unless otherwise stated in the Agreement;

(f)	“month” refers to a calendar month; and

(g)	a reference to any statute, rule, or regulation includes any amendment thereto or any statute, rule, or regulation enacted or promulgated in replacement thereof.